Exhibit 4

To:		The Board of Directors of MM Companies, Inc.
From:		Seymour Holtzman, Chairman
Date:		May 3, 2004
Subject:	Required Notices and Filings

	As you are aware, I notified the Board on or about March 3, 2004 with respect to my concerns regarding certain trading activity in our Company's shares by Jim Mitarotonda, Barington Capital Group, LP and others. As I tried to impress upon you then, in the current environment where public companies and their directors are "under a microscope," necessity dictates that a board of directors act promptly in these matters and, at all costs, protect the interests of our public shareholders. The failure to so act exposes us all to personal liability.

	I recognize that following my second communication of April 19, 2003 on this subject that the Board finally initiated an investigation. For the time being, I will reserve comment on the conduct of such investigation. Nevertheless, and as I previously advised the Board, we should be doing more to better protect the interests of our shareholders and, frankly, ourselves. Specifically, as I have stated previously, in serving on other public company boards where improper conduct of a senior officer may be at issue, it appears that the necessary course of action is to inform the public of the particular allegations and then keep them informed as the process unfolds.

	We have made no public disclosure of this matter for over two (2) weeks and I am very uncomfortable with this state of affairs. I believe we are at risk and that we should have immediately amended our Form 10-K to include information as to the current situation. Public companies are today going out of their way to make disclosures about much less serious matters because the current climate dictates full and timely disclosure.

	Because we are also well aware of the significance of this matter and the possible exposure to us as directors for not disclosing such information to the public, I believe we must immediately notify our D&O carrier of this potential claim and mitigate any chance that coverage may be denied.

	In addition, we should also advise our auditors of this situation so that they can evaluate what action, if any, is required by them.

	Based on the foregoing, and your failure to promptly amend the Company's Form-10K as previously requested, for my own protection and for the protection of the Company's public shareholders, I will make the requisite disclosures in my Schedule 13D. In addition, I will be notifying our D&O carrier as well as our auditors. I believe your failure to act left me no choice except to make the requisite disclosures on my own.